Exhibit 99.1

Contacts:

Investor Relations:	Todd W. Garner
Vice President, Investor Relations
(908) 277-8065

Media Relations:	Scott T. Lowry
Vice President and Treasurer
(908) 277-8365

BARD ANNOUNCES FIRST QUARTER RESULTS

MURRAY HILL, NJ — (April 23, 2017) — C. R. Bard, Inc. (NYSE: BCR) today reported 2017 first quarter financial results, prior to their previously communicated schedule. The company has included supplemental financial data on its website related to this earnings release. Given the transaction announced with Becton, Dickinson and Company (NYSE: BDX) today, and the associated conference call tomorrow, the company is cancelling the previously scheduled earnings conference call on April 26, 2017.

First quarter 2017 net sales were $938.8 million, an increase of 7 percent on an as-reported basis over the prior-year period. Excluding the impact of foreign exchange, first quarter 2017 net sales increased 8 percent over the prior-year period. Divested products and acquisitions in the last twelve months favorably impacted net sales growth by approximately 70 basis points.

For the first quarter 2017, net sales in the U.S. were $657.2 million and net sales outside the U.S. were $281.6 million, an increase of 5 percent and 14 percent, respectively, over the prior-year period. Excluding the impact of foreign exchange, first quarter 2017 net sales outside the U.S. increased 17 percent over the prior-year period.

For the first quarter 2017, net income was $178.1 million and diluted earnings per share were $2.37, an increase of 53 percent and 54 percent, respectively, as compared to first quarter 2016 results. Adjusting for amortization of intangibles and certain items that affect comparability between periods as detailed in the tables below, first quarter 2017 net income was $215.4 million and diluted earnings per share were $2.87, an increase of 22 percent and 23 percent, respectively, as compared to first quarter 2016 results.

In conjunction with the first quarter results, the company is also updating financial guidance for the full year and providing financial guidance for the second quarter of 2017. For the full year 2017, net sales are now forecasted to increase between 5 percent and 6 percent on an as-reported basis. Excluding the impact of foreign exchange, full year 2017 net sales are forecasted to increase between 6 percent and 7 percent over 2016. Full year 2017 diluted earnings per share, after adjusting for amortization of intangibles and certain items that affect comparability between periods, are projected to be between $11.65 and $11.90, representing growth between 13 percent and 16 percent compared to full year 2016 results.

For the second quarter 2017, net sales are forecasted to increase between 4 percent and 5 percent on an as-reported basis. Excluding the impact of foreign exchange, second quarter 2017 net sales are forecasted to increase between 6 percent and 7 percent over second quarter 2016. Second quarter 2017 diluted earnings per share, after adjusting for amortization of intangibles and certain items that affect comparability between periods, are projected to be between $2.75 and $2.85, representing growth between 8 percent and 12 percent compared to second quarter 2016 results.

C. R. Bard, Inc. (www.crbard.com), headquartered in Murray Hill, NJ, is a leading multinational developer, manufacturer and marketer of innovative, life-enhancing medical technologies in the fields of vascular, urology, oncology and surgical specialty products.

This press release contains financial measures that are not calculated in accordance with United States generally accepted accounting principles (GAAP). These non-GAAP measures are reconciled to their most directly comparable GAAP measures in the tables below and related notes.

Non-GAAP measures included in our guidance were not reconciled to the appropriate GAAP financial measures because the GAAP measures are not accessible on a forward-looking basis. Items that impact our non-GAAP financial measures may include acquisition-related items, asset impairments, litigation charges, restructuring and productivity initiative costs, tax items and amortization of certain intangible assets, such as in connection with future acquisitions. These items cannot all be reasonably predicted and may directly impact our non-GAAP net income and our non-GAAP diluted earnings per share, although changes with respect to certain of these items may offset other changes. In addition, certain of these items are dependent on various factors. Accordingly, a reconciliation of the non-GAAP financial measure guidance to the corresponding GAAP measures is not available without unreasonable effort.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on management’s current expectations, the accuracy of which is necessarily subject to risks and uncertainties. These statements are not historical in nature and use words such as “anticipate”, “estimate”, “expect”, “project”, “intend”, “forecast”, “plan”, “believe”, and other words of similar meaning in connection with any discussion of future operating or financial performance. Many factors may cause actual results to differ materially from anticipated results including product developments, sales efforts, income tax matters, the outcomes of contingencies such as legal proceedings, and other economic, business, competitive and regulatory factors. The company undertakes no obligation to update its forward-looking statements. Please refer to the Cautionary Statement Regarding Forward-Looking Information in our December 31, 2016 Form 10-K for more detailed information about these and other factors that may cause actual results to differ materially from those expressed or implied.

C. R. Bard, Inc.

Consolidated Statements of Income

(dollars and shares in thousands except per share amounts, unaudited)

	Quarter Ended March 31,
	2017	2016
Net sales	$938,800	$873,500
Costs and expenses
Cost of goods sold	354,200	320,400
Marketing, selling and administrative expense	285,400	270,600
Research and development expense	70,000	68,300
Interest expense	15,100	11,300
Other (income) expense, net	12,600	60,000

Total costs and expenses	737,300	730,600

Income from operations before income taxes	201,500	142,900

Income tax provision	23,400	26,700

Net income	$178,100	$116,200

Basic earnings per share available to common shareholders	$2.42	$1.56

Diluted earnings per share available to common shareholders	$2.37	$1.54

Wt. avg. common shares outstanding - basic	73,100	74,000
Wt. avg. common and common equivalent shares outstanding - diluted	74,700	75,200

Product Group Summary of Net Sales

(dollars in thousands, unaudited)

	Quarter Ended March 31,
	2017	2016	Change	Constant Currency
Vascular	$256,600	$239,500	7%	8%
Urology	237,700	216,700	10%	11%
Oncology	255,500	241,900	6%	6%
Surgical Specialties	165,100	151,400	9%	9%
Other	23,900	24,000	0%	2%

Net sales	$938,800	$873,500	7%

Foreign exchange impact		(7,000)

Constant Currency	$938,800	$866,500		8%

Non-GAAP Reconciliation of Earnings

(dollars in millions except per share amounts, unaudited)

	Quarter Ended March 31, 2017
	Cost of Goods Sold	Marketing, Selling and Administrative Expense	Research & Development Expense	Other (Income) Expense, Net	Income Taxes	Net Income	Diluted Earnings per Share Available to Common Shareholders
GAAP Basis	$354.2	$285.4	$70.0	$12.6	$23.4	$178.1	$2.37
Amortization of intangible assets	(32.2)	—	—	—	11.0	21.2
Items that affect comparability of results between periods:
Acquisition-related items	—	(3.2)	—	(0.2)	0.8	2.6
Litigation charges	—	—	—	(12.2)	0.1	12.1
Restructuring and productivity initiative costs	—	—	—	(2.7)	1.3	1.4

Total	(32.2)	(3.2)	—	(15.1)	13.2	37.3	0.50

Adjusted Basis	$322.0	$282.2	$70.0	$(2.5)	$36.6	$215.4	$2.87

	Quarter Ended March 31, 2016
	Cost of Goods Sold	Marketing, Selling and Administrative Expense	Research & Development Expense	Other (Income) Expense, Net	Income Taxes	Net Income	Diluted Earnings per Share Available to Common Shareholders(1)
GAAP Basis	$320.4	$270.6	$68.3	$60.0	$26.7	$116.2	$1.54
Amortization of intangible assets	(32.4)	—	—	—	11.0	21.4
Items that affect comparability of results between periods:
Acquisition-related items	4.3	(4.1)	(1.5)	(3.2)	2.5	2.0
Litigation charges	—	—	—	(48.9)	18.1	30.8
Restructuring and productivity initiative costs	—	—	—	(9.8)	3.2	6.6

Total	(28.1)	(4.1)	(1.5)	(61.9)	34.8	60.8	0.81

Adjusted Basis	$292.3	$266.5	$66.8	$(1.9)	$61.5	$177.0	$2.34

(1)	Total per share amounts do not add due to rounding.

Notes to Non-GAAP Reconciliation of Earnings

•	For the three months ended March 31, 2017, amortization of intangible assets was $32.2 million pre-tax and the following items affected the comparability of results between periods: (i) charges of $3.4 million pre-tax from acquisition-related items including transaction costs, purchase accounting adjustments and integration costs; (ii) litigation charges of $12.2 million pre-tax related to a charge for Civil Investigative Demands received from a number of State Attorneys General (the “AG Matter”) and litigation-related defense costs in connection with the District Court’s pre-trial orders that the company prepare 540 individuals cases for trial (the “WHP Pre-Trial Orders”); and (iii) charges of $2.7 million pre-tax for restructuring and productivity initiatives. The net effect of these items decreased net income by $37.3 million, or $0.50 diluted earnings per share available to common shareholders.

•	For the three months ended March 31, 2016, amortization of intangible assets was $32.4 million pre-tax and the following items affected the comparability of results between periods: (i) net charges of $4.5 million pre-tax from acquisition-related items including transaction costs, purchase accounting adjustments and integration costs; (ii) a charge of $48.9 million pre-tax related to estimated costs for product liability matters; and (iii) charges of $9.8 million pre-tax for restructuring and productivity initiatives. The net effect of these items decreased net income by $60.8 million, or $0.81 diluted earnings per share available to common shareholders.

__________________

This press release includes net sales excluding the impact of foreign exchange. The company analyzes net sales on a constant currency basis to better measure the comparability of results between periods. Because changes in foreign currency exchange rates have a non-operating impact on net sales, the company believes that evaluating growth in net sales on a constant currency basis provides an additional and meaningful assessment of net sales to both management and the company’s investors.

In addition, this press release includes the following non-GAAP measures: (1) cost of goods sold excluding the impact of amortization of intangible assets and acquisition-related items; (2) marketing, selling and administrative expense excluding the impact of acquisition-related items; (3) research and development expense excluding the impact of acquisition-related items; (4) other (income) expense, net, excluding the impact of acquisition-related items, litigation charges (which includes a charge for the AG Matter and litigation-related defense costs in connection with the WHP Pre-Trial Orders) and restructuring and productivity initiative costs; (5) the tax effect of the items set forth in (1) through (4) above; (6) net income excluding the items set forth in (1) through (5) above; and (7) diluted earnings per share available to common shareholders excluding the items set forth in (1) through (5) above.

The company excluded the items described above because they may cause certain statements of operations categories not to be indicative of ongoing operating results, and therefore affect the comparability of results between periods. The company therefore believes that these non-GAAP measures provide an additional and meaningful assessment of the company’s ongoing operating performance. Because the company has historically reported non-GAAP results to the investment community, management also believes that the inclusion of these non-GAAP measures provides consistency in its financial reporting and facilitates investors’ understanding of the company’s historic operating trends by providing an additional basis for comparisons to prior periods. Management uses these non-GAAP measures: (1) to establish financial and operational goals; (2) to monitor the company’s actual performance in relation to its business plan and operating budgets; (3) to evaluate the company’s core operating performance and understand key trends within the business; and (4) as part of several components it considers in determining incentive compensation.

Management recognizes that the use of these non-GAAP measures has limitations, including the fact that they may not be comparable with similar non-GAAP measures used by other companies and that management must exercise judgment in determining which types of charges or other items should be excluded from the non-GAAP information. Management compensates for these limitations by providing full disclosure of each non-GAAP measure and a reconciliation to the most directly comparable GAAP measure. All non-GAAP measures are intended to supplement the applicable GAAP disclosures and should not be considered in isolation from, or as a replacement for, financial information prepared in accordance with GAAP. For a reconciliation of these non-GAAP measures to the most comparable GAAP measures, please see the above tables.

Notes to Non-GAAP Reconciliation of Earnings per Share

(dollars and shares in thousands, except per share amounts, unaudited)

	Quarter Ended March 31,
	2017	2016
Earnings per Share Numerator: GAAP Basis - basic and diluted
Net income	$178,100	$116,200
Less: Income allocated to participating securities (1)	900	600

Net income available to common shareholders	$177,200	$115,600

Earnings per Share Numerator: Adjusted Earnings
Net income	$215,400	$177,000
Less: Income allocated to participating securities (1)	1,100	800

Net income available to common shareholders	$214,300	$176,200

Earnings per Share Denominator:
Wt. avg. common shares outstanding - basic	73,100	74,000
Wt. avg. common and common equivalent shares outstanding - diluted	74,700	75,200
Earnings per Share: GAAP Basis
Basic earnings per share available to common shareholders	$2.42	$1.56

Diluted earnings per share available to common shareholders	$2.37	$1.54

Earnings per Share: Adjusted Earnings
Diluted earnings per share available to common shareholders	$2.87	$2.34

(1)	Basic and diluted earnings per share available to common shareholders is calculated using a numerator, which represents the total of income less income allocated to participating securities.